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AGREEMENT

     THlS AGREEMENT (the “Agreement”) is made and is effective as of the 14th day of March, 2001 (the “Effective Date”), by and between Vocus, Inc., a Delaware corporation (“Vocus”) and PR Newswire Association, Inc., a Delaware corporation (“PRN”; PRN and Vocus sometimes individually referred to as “Party” and collectively as “Parties”).

RECITALS

     WHEREAS, Vocus develops and hosts web-based applications for use on the Internet.

     WHEREAS, Vocus Currently develops and sells Vocus Public Relations (“VPR”), a media contact management service for public relations professionals.

     WHEREAS, PRN operates a specialized news and information service, which, among other things, processes and transmits press releases and other information over electronic communications systems to news media and others throughout the United States and overseas and services investor relations, public relations and other communications professionals.

     WHEREAS, the Parties wish to enter into an agreement whereby the Parties will develop and market a co-branded product which will combine certain of Vocus’ web-based applications with PRN’s content and distribution services to create a comprehensive service for collecting, managing and distributing media relations information in the US and outside of the US, including Europe and Asia (the “Product”).

     NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the Parties mutually agree as follows:

     1. Vocus’ Services and Responsibilities.

          (a) Vocus Database. Vocus shall, upon execution of this agreement and receipt of initial payment in accordance with Section 10 hereof, provide PRN with its current proprietary database of United States media contacts, known as the “Vocus National Media Database” (the “Vocus Database”), for use in connection with the Product. The Vocus Database shall be included in the US Database (as hereinafter defined).

          (b) Development of Application. In accordance with the Delivery Schedule outlined in Exhibit A, Vocus shall develop a web-based application (the “Application”) which shall have features functionally equivalent to the specifications and requirements detailed in Exhibit B attached hereto, and which shall function in the Product in conjunction with a database of media contacts developed by PRN in accordance with Section 2(a) hereof (such database and all content contained therein,

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except the Vocus Database, the “PRN Database”). Vocus shall develop customized versions of the Application, as more fully described on Exhibit B, as follows:

          (i) In accordance with the Delivery Schedule outlined in Exhibit A, Vocus shall develop a United States version of the Application (the “US Version”) in accordance with the specifications and requirements detailed in Exhibit B. The US Version will function in conjunction with the PRN Global Database as well as the United States component of the PRN Database (such database and all content contained therein, the “US Database”) as more fully described in Section 2(a) hereof.

          (ii) In accordance with the Delivery Schedule outlined in Exhibit A, Vocus shall develop an English Language International version of the Application (the “EI Version”) in accordance with the specifications and requirements detailed in Exhibit B. The EI Version will function in connection with the PRN Global Database (such database and all content contained therein, the “International Database”; the EI Version in combination with the International Database, the “EI Product”), as more fully described in Section 2(a) hereof, and will allow Customers of the EI Product to choose one or more region-specific databases within the International Database (each, a “Region-Specific Database”), including, but not limited to, the United States, Europe and Asia. For the purposes hereof, “Customers” shall mean end-users of the Product and any version thereof.

          (iii) In addition to the US Version and the EI Version, In accordance with the Delivery Schedule outlined in Exhibit A, Vocus shall develop (A) a Spanish localized version, and (B) a German localized version of the Application (the “Localized Versions”) with features which shall be substantially similar to the features of the EI Version detailed in Exhibit B, except for certain changes necessary to accommodate any country or language specific issues as described in further detail in Exhibit B. The Localized Versions shall be delivered to PRN on such dates as mutually determined by the Parties.

          (c) Maintenance and Upgrades. Vocus shall be solely responsible for all updates and maintenance of all versions of the Application (for the purposes hereof, the terms “Application” and “Product” shall hereinafter refer to any and/or all versions thereof and/or any portion of any such version) and for any mutually agreed upon enhancements with respect to the Application. Vocus shall provide PRN with at least two (2) days’ notice of all regularly scheduled maintenance that will require the Product to be inoperative for any period of more than eight consecutive hours. If the Product becomes inoperative due to the inability of the Application to function properly for a total aggregate of forty-eight (48) hours in any seven (7) day period except for force majeure, then PRN shall have the right to terminate this Agreement immediately upon written notice to Vocus to such effect. Vocus shall at all times make available for use in the Product the most current and up-to-date version of the Application and all upgrades thereto.

          (d) Technical Support.

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          (i) Vocus shall provide technical support services to all Certified PRN Support Representatives (as hereinafter defined), consisting of advanced help, troubleshooting, and “bug” fixes, which shall be provided by the appropriate Vocus support services staff.

          (ii) Vocus’ Manager of Support Services will be PRN’s primary management contact at Vocus for all support issues related to the Agreement. The escalation path for support related issues is as follows:

          Level I – Support Services Representative

          Level II – Support Services Tier II Representative or Supervisor

          Level III – Support Services Manager

          Level IV – VP Operations

          Level V – SVP Research & Development

          (iii) The support services groups for both Vocus and PRN shall provide support services according to a mutually agreed upon schedule.

          (e) Training and Instruction. Vocus shall provide (i) one or more qualified instructor(s) to provide a total of ten (10) hours of personal training and instruction to PRN, its employees and designees regarding the Application, and each major release of the application and its use in the Product to take place at Vocus’ offices; and (ii) up to twenty-four (24) hours, as requested by PRN, of training and instruction regarding the Application and each major release of the Application and its use in the Product via telephone and/or e-mail to PRN, and at PRN’s election, its employees and designees. Each PRN representative that wishes to provide support of the Product must complete the minimum training required by Vocus and obtain written certification from Vocus to serve as a PRN Support Services Representative for the Product. Vocus shall provide additional training and instruction service, at PRN’s request, which shall be subject to additional fees to be negotiated in good faith by the parties hereto.

          (f) Hosting Infrastructure. Vocus shall host and maintain the Product on its servers (the “Vocus Server”). The Product shall be fully accessible, usable and functional in accordance with the specifications and requirements of this Agreement at all times during the Term (as hereinafter defined), twenty-four (24) hours a day, three hundred sixty-five (365) days a year, other than for emergency maintenance and regularly scheduled maintenance that may only be conducted during non-peak usage periods. If the Vocus Server becomes inoperative for a total aggregate of forty-eight (48) hours in any seven (7) day period except for force majeure, then PRN shall have the right, at its sole election, to terminate this Agreement immediately upon written notice to Vocus to such effect, or to host the Product on a different server and to deduct any costs in connection therewith from amounts otherwise due and owing to Vocus hereunder.

          (g) Communications. Vocus shall use PRN as the exclusive provider of wire service distribution services and broadcast FAX services (“Communications”) in both VPR and the Product. For the purposes of this Agreement, Communication services do not include e-mail distributions over the Internet. Vocus’ use of PRN as the Communications provider for VPR shall be subject to PRN’s obligation to use good faith

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efforts to provide such Communications services on terms and at prices that are comparable to those available to Vocus through other vendors. In the event that PRN is unable to offer services and prices that are comparable to the services and prices offered by other vendors, Vocus shall have the right to use such other vendors to provide such Communications services solely in connection with VPR. Vocus shall receive a 10% commission on all Communications revenue delivered to PRN through the use of VPR.

     2. PRN’s Services and Responsibilities.

          (a) Data Collection and Maintenance. PRN shall develop and maintain the PRN U.S. Database in accordance with the specifications set forth in the Service Level Agreement attached hereto as Exhibit C (the “PRN Database Service Level Agreement”), which shall include certain media contact information and which shall serve as the central database of media contact information in connection with the Product.

          (b) Product Sales and Marketing. PRN shall present and market the Product to PR Newswire’s Clients through PR Newswire’s offices and sales representatives nationwide. Such marketing shall include, without limitation, creating brochures or other literature in connection with the Product and performing market research. Upon accessing the Product, the phrase “powered by Vocus” and/or the Vocus mark will be visible to the customer. PRN will train its sales staff on the Product and provide Vocus with an opportunity to present at all PRN national, regional, and local sales meetings. PRN will promote VPR on the Product’s U.S. Web-site.

          (c) Technical Support. PRN shall provide Level I technical support services, including reasonable technical assistance by telephone and e-mail, to all users of the Product, which shall be provided by PRN representatives that have received training and written certification by Vocus (“Certified PRN Support Representatives”) in the use and support of the Product.

          (d) Administrative Services. PRN shall provide all accounting services in connection with the Product; including the invoicing and collection of all revenues generated in connection with the sale of the Product and Communications services in accordance with subsection 1(g) above.

     3. Joint Responsibilities. PRN and Vocus shall each use diligent efforts to work together to develop and implement any and all technical mechanisms necessary for (a) the migration of data provided by PRN pursuant to Section 2(a) hereof to the Vocus Server, (b) the integration of the Product and VPR with PRN Direct, and (c) any other joint development work for use in the Product. No additional cost shall be associated with the obligations of the Parties pursuant to this section 3.

     4. Product Approval. The Product shall comply with the specifications and functionality criteria detailed in Exhibit B attached hereto.

          (a) Acceptance and Cure Procedures. PRN shall have ten (10) business days following its access to the Application in which to assess whether the Application fully conforms to the specifications and criteria set forth in Exhibit B (such 10-day period referred to herein as the “Approval Period”). If PRN finds that the Application is not acceptable and does not conform to the applicable specifications. PRN shall provide

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written notice to Vocus within the Approval Period. If Vocus is not provided with notice of a defect before the expiration of the Approval Period, the Application will be deemed acceptable to PRN. If PRN provides Vocus with written notice that the Application is not acceptable before the expiration of the Approval Period, such notification shall include a detailed description of the aspect of the Application that does not conform with the specifications and functionality set forth in Exhibit B. Vocus shall use its best efforts to remedy the nonconformity identified by PRN and provide PRN with access to such revised Application (the “Revised Application”) within thirty (30) days of receiving written notice from PRN (such 30 day period referred to herein as the “Cure Period”). Any failure by Vocus to provide PRN with access to a Revised Application within the Cure Period shall be considered and deemed a material breach of this Agreement and PRN may, in addition to any other rights or remedies it may have, terminate this Agreement immediately.

          (b) If the Revised Application does not conform to the specifications and criteria set forth in Exhibit B, the Parties shall follow the Acceptance and Cure Procedures described in section 4(a) of this Agreement. In the event Vocus fails to remedy any remaining material problems and deficiencies within the time as detailed above (or such other time period as the parties may mutually agree in writing), Vocus shall be deemed to have materially breached this Agreement and PRN may, in addition to any other rights or remedies it may have, terminate this Agreement immediately.

     5. Data Approval. The PRN U.S. Database (the “Data”) shall comply with the specifications detailed in Exhibit C attached hereto. Vocus shall have ten (10) business days following its access to the Data in which to confirm that the Data fully conforms to all such specifications and criteria as detailed in Exhibit C. Vocus shall provide PRN with written notice of its approval or failure to approve the Data within said ten (10) business day period; provided that if Vocus fails to provide PRN with such written notice within said time period, the Data shall be deemed to have been approved by Vocus. In the event Vocus notifies PRN that the Data is not acceptable, such notification will be accompanied by a detailed listing of the specific specifications detailed in Exhibit C which Vocus believes have not been complied with. PRN shall use its best efforts to remedy the nonconformity identified by Vocus and provide Vocus with access to such revised copy of the Data as soon as practicable following PRN’s receipt of such notice, but in no event later than thirty (30) days thereafter, for Vocus’ approval pursuant to the terms of this Section 5. In the event PRN fails to develop and provide access to Data that materially conforms to the specifications outlined in Exhibit C within the time as detailed above (or such other time period as the parties may mutually agree in writing), Vocus will have the right to continue to use its National Media Database, or any other such database that Vocus at its sole discretion may decide to use, solely within the VPR product, until such time as PRN has developed and Vocus has approved Data that meets the specifications of Exhibit C.

     6. License.

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          (a) Subject to the terms and conditions of this Agreement, Vocus hereby grants to PRN, its affiliates and subsidiaries, a non-exclusive limited, non- transferable, worldwide license during the Term (i) to access and use the Application and any updates thereto or versions thereof in connection with the marketing and sale of the Application and (ii) to sell and market the Product; and a non-exclusive, limited, non- transferable, worldwide license during the Term, and during the eighteen (18) months after expiration of the term pursuant to Section 17(c) hereof, to (i) use the Vocus Database; and (ii) to use Vocus’ trademarks and logo (the “Vocus Trademarks”) solely in connection with the sale, advertising and promotion of the Product. Notwithstanding the foregoing, Vocus’ rights with respect to VPR, including the right to sell VPR through any distribution channel at Vocus’ sole discretion, shall not be restricted in any way as a result of the license granted hereunder.

          (b) Subject to the terms and conditions of this Agreement, PRN hereby grants to Vocus (i) a non-exclusive limited, non-transferable, worldwide license during the Term, and during the eighteen (18) months after expiration of the term pursuant to Section 17(c) hereof, to use the PRN Database and any updates thereto solely in connection with the Product and VPR; (ii) a non-exclusive, limited license during the Term to use the PRN Database with prior written approval from PRN in connection with other products developed and sold by Vocus (the “PRN-VPR License”) and (iii) a non- exclusive, limited, non-transferable, worldwide license to use PRN’s trademarks and logos (the “PRN Trademarks”) solely in connection with the sale, advertising and promotion of the Product or the PRN Database.

     7. Product Pricing. The Product shall be sold for a minimum price of $I, 200 per seat, per year, in the United States and for a minimum of $1,200 per concurrent user, per year, in Europe. In the United States the editorial calendar add-on module will be sold by PRN and Vocus for a minimum of $695 per seat, per year. Any overall pricing changes shall require the consent of both of the parties hereto. In the event PRN sells the product at a price below the prices listed above without the consent of Vocus, PRN shall pay Vocus its Royalty (as hereinafter defined) based on a sales price as listed above.

     8. Non-Compete: Exclusivity.

          (a) During the Term and for a period of eighteen (18) months thereafter, PRN shall not license the information contained in the PRN Database to any direct competitors of Vocus.

          (b) During the Term and for a period of eighteen (18) months thereafter, Vocus shall not make available the PRN Database or its services, and shall not license the Application or any substantially similar applications, excluding VPR, to any direct competitors of PRN listed on Exhibit D attached (as updated from time to time upon mutual agreement of the Parties) hereto without the prior written consent of PRN.

     9. Right of First Refusal.

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          (a) During the Term, PRN shall, prior to engaging a vendor to (i) provide any web-based media management applications to PRN; or (ii) develop any additional localized versions of the Product, provide Vocus with written notice specifying the name of such vendor, the service to be provided, the term of such service, the compensation to be paid for such service, and any other terms or conditions associated with providing such service, and granting Vocus a right of first refusal to provide such service under such terms (the “Vocus Right of First Refusal”). PRN will also provide a copy of the detailed specifications used to estimate the cost of providing such service, and any other materials provided to other vendors in connection with the proposed service. Vocus shall respond to the Vocus Right of First Refusal within ten (10) business days of receipt of written notice thereof with written notice as to its acceptance or rejection. If Vocus accepts the Vocus Right of First Refusal, PRN shall engage Vocus for such service upon the terms stated in the Vocus Right of First Refusal. If Vocus rejects such Vocus Right of First Refusal or fails to respond within the ten (10) business day period, PRN may engage the vendor stated in the Vocus Right of First Refusal at the stated compensation for such service.

          (b) Vocus shall, prior to engaging a vendor to provide any content in connection with VPR, provide PRN with written notice specifying the name of such vendor, the content to be provided, the terms of service for the provision of such content, the compensation to be paid for such content, and any other terms and conditions associated with providing such content, and granting PRN a right of first refusal to provide such sendee under such terms (the “PRN Right of First Refusal”). PRN shall respond to the PRN Right of First Refusal within ten (10) business days of receipt of written notice thereof with written notice as to its acceptance or rejection. If PRN accepts the PRN Right of First Refusal, Vocus shall engage PRN for the provision of such content upon the terms stated in the PRN Right of First Refusal. If PRN rejects such PRN Right of First Refusal or fails to respond within the ten (10) business day period, Vocus may engage the vendor stated in the PRN Right of First Refusal at the stated compensation for such content.

     10. Payment.

          (a) PRN Royalties and Fees to Vocus. In return for the rights granted herein and all obligations to be performed by Vocus hereunder, PRN shall pay Vocus the following fees and royalties:

          (i) One-Time Development Costs. PRN shall pay Vocus a one-time fee of One Million One Hundred Thousand Dollars ($1,100,000)for all product launch costs, including all product development, support, training and hosting facility set-up fees for the Product. Such amount shall be due and payable upon execution of this Agreement.

          (ii) Royalties.

(A)	PRN shall pay a quarterly royalty to Vocus which shall be equal to 70% of the aggregate gross revenues received by PRN during the first six (6) months of the Term (the “Transition Period”), and 60% of the aggregate gross

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revenues received by PRN after the Transition Period, for subscriptions to the US Product; and 25% of the aggregate gross revenues received by PRN during the Term for subscriptions to the EI Product and the Localized Versions (the “Subscription Royalty”). Such amounts shall be paid quarterly, in accordance with Section 10(a)(iii) below.

(B)	PRN shall pay Vocus a monthly royalty of 10% of the aggregate gross revenues received by PRN for Communications in connection with the Product (the “Communications Royalty”; the Subscription Royalty and the Communications Royalty collectively, the “Royalties”). Such amounts shall be paid quarterly, in accordance with Section 10(a)(iii) below.

          (iii) Prepayment. PRN shall pay Vocus a minimum Royalty (“Minimum Royalty Guaranty”) of $1,500,000 for the US Product; $200,000 for the EI Product; $100,000 for the German Localized Version and $100,000 for the Spanish Localized Version based on the following schedule:

		Use of	Acceptance or date
	Upon	first	available for sale to
Product/Version	Signing	Beta	general public

U.S. Product	$750,000	$375,000	$375,000

EI Product		$100,000	$100,000

German Localized Version		$50,000	$50,000

Spanish Localized Version		$50,000	$50,000

          The Minimum Royalty Guarantee for other future Localized versions will be paid as follows:

          50% upon execution of an agreement to develop such future agreement covering the new localized version;

          25% upon use of respective version by the first beta customer; and

          25% upon PRN acceptance of respective versions or date available for sale to general public.

          All Royalties owed to Vocus for a particular version of the Product may be offset against the respective Minimum Royalty Guaranty that has already been pre-paid by PRN for that version until such time as the Royalties owing to Vocus exceed the applicable paid Minimum Royalty Guaranty, at which time PRN shall make quarterly payments to Vocus in accordance with Section 10(a)(ii) above.

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          (iv) Other Localized Versions. In the event that Vocus develops other Localized Versions of the Product in accordance with Section 9(a) above, PRN shall pay Vocus 50% of aggregate gross revenues received by PRN for subscriptions to such Localized Versions of the Product and 10% of aggregate gross revenues received by PRN for Communications in connection with the such Localized Versions of the Product.

          (b) Vocus Payments and Royalties to PRN.

          (i) In return for the rights granted to Vocus for the PRN-VPR License, following the Transition Period and the acceptance of the Data by Vocus as outlined in Section 5 above, Vocus shall pay PRN a flat annual royalty fee of Two Hundred Fifty Thousand Dollars ($250,000). Such amount shall be due immediately following the Transaction Period and the acceptance of the Data by Vocus, and shall be payable in quarterly installments of Sixty-Two Thousand Five Hundred Dollars ($62,500). Vocus’ obligation to pay PRN this flat annual royalty fee shall terminate upon the expiration of this Agreement.

          (ii) In addition to the abovementioned flat royalty fee, Vocus shall pay PRN an annual royalty of Two Hundred Dollars ($200) for each VPR customer that uses a Region-Specific Database in accordance with the PRN-VPR License; and Five Hundred Dollars ($500) for each VPR customer who uses the entire International Database. Vocus’ obligation to pay PRN this annual customer-based royalty fee shall terminate upon the expiration of this Agreement.

          (iii) In addition to the royalty fees described in Sections 10(b)(i) and (ii), Vocus shall pay PRN Three Hundred Dollars ($300) annually for each Customer that upgrades from the Product to VPR. Vocus’ obligation to pay PRN this annual fee shall terminate upon the expiration of this Agreement.

     11. Warranty and Other Obligations.

          (a) Warranty. Vocus warrants and represents that the Application provided hereunder shall conform to the corresponding specifications and requirements as set forth in Exhibit B or any amendment thereto during the Term (or any extension thereto) of this Agreement. If at any time the Application does not function pursuant to such requirements, PRN shall provide Vocus with written notice to such effect, and Vocus shall promptly respond within one (1) business day, and within three (3) business days following its receipt of PRN’s written notice, use commercially reasonable efforts to remedy any such problems or deficiencies at its sole cost and expense, or provide PRN with a mutually acceptable plan for such remedy which shall include a schedule for completion of such remedy. Notwithstanding the foregoing, Vocus shall not be responsible for any such problems or deficiencies to the extent caused by the misuse of, or improper tampering with or modifications to, the Application by PRN or its Customers, or any such problems related to Data, services, or software tools provided by parties other than Vocus. The Parties agree at all times to work closely in consultation with each other and to act reasonably so as to resolve any problems which may arise pursuant to this Section 11(a).

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          (b) Export Control. The term “technical data” used in this section is defined in the United States Export Administration Regulations (“Regulations”). The Parties acknowledge that to the extent any tangible or intangible technical data provided under this Agreement are subject to United States export laws and the Regulations, each Party agrees that it will not use, distribute, transfer, or transmit technical data provided by the other Party under this Agreement except in compliance with United States export laws and the Regulations. Each Party shall comply with the Foreign Corrupt Practices Act, as amended, and the rules and regulations thereunder.

          (c) Trademarks. Other than as provided herein, (i) Vocus may not use, display, exhibit or exploit the PRN Trademarks in any way without PRN’s explicit, prior written approval therefore; and (ii) PRN may not use, display, exhibit or exploit the Vocus Trademarks in any way without Vocus’ explicit, prior written approval therefore.

     12. Ownership.

          (a) PRN Content. The Parties hereby acknowledge that, as between PRN and Vocus, PRN shall be the sole owner of all right, title and interest in and to the PRN Database, except for any data provided to PRN by Vocus as a result of this Agreement, including without limitation all intellectual property rights therein.

          (b) Vocus Application. The Parties hereby acknowledge that, as between PRN and Vocus, Vocus shall be the sole owner of all right, title and interest in and to the Application and the source code contained therein including without limitation all intellectual property rights therein.

          (c) Prohibition. Vocus shall not, and shall not authorize third parties to, decompile, disassemble, reverse engineer, or make any derivative works, modifications or other use whatsoever of the PRN Database or other proprietary material or confidential information developed in connection with the Product, except as expressly authorized herein. PRN shall not, and shall not authorize third parties to, decompile, disassemble, reverse engineer, or make any derivative works, modifications or other use whatsoever of the Application or any of Vocus’ proprietary material or confidential information, except as expressly authorized herein.

     13. Confidential Information.

          (a) Confidentiality Obligations. Vocus and PRN shall each (i) hold the Confidential Information (as defined below) of the other in trust and confidence and avoid the disclosure or release thereof to any other person or entity by using the same degree of care as it uses to avoid unauthorized use, disclosure, or dissemination of its own Confidential Information of a similar nature, but not less than reasonable care, and (ii) not use the Confidential Information of the other Party for any purpose whatsoever except as expressly contemplated under this Agreement. Each Party shall disclose the Confidential Information of the other only to those having a need to know such Confidential Information and shall take all reasonable precautions to ensure compliance with the provisions of this Section 13.

          (b) Confidential Information. The term “Confidential Information” shall mean any and all information or proprietary materials (in every form and media) not

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generally known in the relevant trade or industry and which has been or is hereafter disclosed or made available by either Party (the “Disclosing Party”) to the other (the “Receiving Party”) in connection with the efforts contemplated hereunder, including (i) all trade secrets, including, without limitation, the PRN Database; (ii) existing or contemplated products, services, designs, technology, processes, technical data, engineering, techniques, methodologies and concepts and any information related thereto; and (iii) information relating to business plans, sales or marketing methods and customer lists or requirements.

          (c) Exceptions. The obligations of either Party under this Section 13 will not apply to information that the Receiving Party can demonstrate (i) at the time of disclosure is generally available to the public or after disclosure becomes generally available to the public through no breach of agreement or other wrongful act by the Receiving Party; (ii) is independently developed by the Receiving Party without regard to the Confidential Information of the other Party; or (iii) is required to be disclosed by law or order of a court of competent jurisdiction or regulatory authority, provided that the Receiving Party shall furnish prompt written notice of such required disclosure and reasonably cooperate with the Disclosing Party, at the Disclosing Party’s expense, in any effort made by the Disclosing Party to seek a protective order or other appropriate protection of its Confidential Information.

     14. Representations and Warranties.

          (a) By PRN. PRN represents and warrants as follows:

          (i) it has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;

          (ii) its execution of this Agreement and performance of its obligations hereunder do not and will not violate any agreement to which it is a party or by which it is bound;

          (iii) when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms; and

          (iv) in its performance under and relating to this Agreement, it shall comply with all applicable US laws, rules and regulations, including, without limitation, those relating to advertising, and copyright and trademark laws.

          (v) it shall not make any use of the Application, the Vocus Trademarks or any other intellectual property of Vocus (the “Vocus Intellectual Property”), or authorize any third party to make any use of the Vocus Intellectual Property, except as specifically permitted pursuant to the terms of this Agreement;

          (vi) it shall, at its sole cost and expense, secure and maintain all necessary licenses, permits, authorizations and/or other approvals necessary for its performance hereunder, and shall comply with all applicable laws, rules and regulations in the operation of the Application and the Product; and

          (b) By Vocus. Vocus represents and warrants as follows:

          (i) it has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;

          (ii) its execution of this Agreement and performance of its obligations hereunder do not and will not violate any agreement to which it is a party or by which it is bound;

          (iii) when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms;

          (iv) in its performance under and related to this Agreement, it shall comply with all applicable laws, rules and regulations, including, without limitation, all intellectual property and export control laws;

          (v) it shall not make any use of the PRN Database, the PRN Trademarks or any other intellectual property of PRN (the “PRN Intellectual Property”), or authorize any third party to make any use of the PRN Intellectual Property, except as specifically permitted pursuant to the terms of this Agreement;

          (vi) it shall, at its sole cost and expense, secure and maintain all necessary licenses, permits, authorizations and/or other approvals necessary for its performance hereunder, and shall comply with all applicable laws, rules and regulations in the operation of the Application and the Product;

          (vii) it shall utilize technology and security features consistent with reasonable applicable industry standards and will make commercially reasonable efforts to utilize systems that incorporate recent advances and developments in technology; and

          (viii) it shall not make use of any portion of the Burrelle’s Media Directory Database in its performance of this Agreement.

     15. Indemnification. Each Party (the “Indemnifying Party”) will defend (or settle, as applicable), indemnify and hold harmless the other Party (the “Indemnified Party”), and the respective directors, officers and employees of the Indemnified Party, from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys’ fees) arising out of or in connection with any third-party claim alleging any breach of such Party’s representations or warranties set forth in this Agreement. The Indemnified Party agrees that the Indemnifying Party shall have sole and exclusive control over the defense and settlement of any such third party claim. However,

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the Indemnifying Party shall not acquiesce to any judgment or enter into any settlement that adversely affects the Indemnified Party’s rights or interests without the prior written consent of the Indemnified Party. The Indemnified Party shall promptly notify the Indemnifying Party of any such claim of which it becomes aware and shall: (i) at the Indemnifying Party’s expense, provide reasonable cooperation to the Indemnifying Party in connection with the defense or settlement of any such claim; and (ii) at the Indemnified Party’s expense, be entitled to participate in the defense of any such claim. Any failure on the part of the Indemnified Party to promptly notify the Indemnifying Party of any such third party claim shall only relieve the Indemnifying Party to the extent that the Indemnifying Party is actually prejudiced thereby. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE THEORY OF LIABILITY), ARISING FROM ANY PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY REMEDY.

     16. Marketing and Press Release. Following the execution of this Agreement, the Parties shall issue a joint press release, which shall be jointly drafted and acceptable to both Parties and transmitted by PRN at no charge. In addition, each Party shall use reasonable efforts to support, promote and market the products and services of the other Party to its customers.

     17. Term and Termination.

          (a) Subject to the provisions of Section 13 hereof, the term of this Agreement shall be three (3) years (the “Term”).

          (b) This Agreement and the Term may be terminated, without waiver of any or all legal remedies available at law and in equity, as follows:

          (i) Either Party may terminate this Agreement without cause by giving written notice to the other Party of its intention to terminate at least one (1) year prior to the intended date of termination.

          (ii) Either Party may terminate this Agreement, effective immediately, at any time upon seven (7) days prior written notice upon the happening of any of the following events:

(A)	a Party ceases to function as a going concern or to conduct its operation in the normal course of business, or

(B)	a Party becomes involved in financial difficulties resulting in the appointment of a receiver or trustee, establishment of a moratorium for the payment of indebtedness, a petition in bankruptcy or an assignment on behalf of a Party’s creditors.

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          (iii) If either Party commits a material breach of any provisions of this Agreement for any reason, the other Party may terminate the Agreement at any time, if after providing written notice to the breaching Party of the alleged breach or failure, the breach or failure remains uncured for a period of thirty (30) business days after receipt of such notice; provided, however, that a Party shall not be entitled to more than one (1) cure period for the same or similar categories of breaches during the Term of this Agreement.

          (c) Effect of Termination. Upon expiration of the Term of this Agreement or upon receipt of written notice of termination from either Party, in the event of a termination without cause pursuant to Section 17(b)(i) hereof, and for a period of eighteen (18) months after such expiration or receipt of notice of termination (i) PRN shall make available to Vocus the PRN U.S. Database and any updates thereto in accordance with the terms of Section 5(a) hereof; (ii) PRN shall provide the latest copy of the PRN Database to Vocus to be incorporated back into the Vocus National Media Database; (iii) Vocus shall make available for use the Application and any updates thereto, in accordance with Section 5(b) hereof; (iii) Vocus shall provide maintenance and support with respect to the Application and the Product in accordance with Sections l(b) and (c) hereof and (iv) Vocus shall host the Product on the Vocus Server in accordance with Section l(f) hereof. During such time period, Vocus shall continue to pay PRN the royalty fees under Section 10(b) hereof and PRN shall continue to pay Vocus all amounts owing by PRN in accordance with Section 10(a) hereof.

     18. Relationship of the Parties. The relationship of the Parties hereto shall be that of independent contractors with respect to this Agreement. Nothing in this Agreement shall be construed to place the Parties in the relationship of partners, joint venturers or agents, and no Party shall have the power to obligate or bind any other Party in any manner whatsoever nor shall any Party have or be deemed to have any fiduciary obligations to any other Party.

     19. Force Majeure. If a Party is prevented from performing any of its obligations set forth in this Agreement by reason of an act of God, strike, labor dispute, injunctions, judgments, adverse claims, fire, flood, embargo, delay in transportation, systems failures, including without limitation, Y2K malfunctions, public disaster or any other cause or reason beyond the control of a Party, as the case may be, such condition shall be deemed a valid excuse for failure on its part to perform or for delay in the performance of such obligations. Notwithstanding the foregoing, in the event that such failure or delay persists for thirty (30) days, the affected Party may terminate this Agreement immediately upon receipt of written notification of termination.

     20. Miscellaneous Provisions.

          (a) Notices. Any notice required or permitted to be given under the terms of this Agreement shall be sufficient if in writing and if sent postage prepaid by registered or certified mail, return receipt requested; by overnight delivery; by courier; or by confirmed facsimile, addressed as follows:

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If to PRN:	810 Seventh Avenue
New York, New York 10019
Attention: Ken Dowell
Facsimile: ( )

With a copy to its General Counsel
Facsimile: ( )

If to Vocus:

Attention:

All notices shall be effective upon receipt, provided that any notice sent via facsimile shall be deemed effective upon receipt by the sending Party of confirmation of receipt of such facsimile. Either Party may from time to time change its contact person or its address as set forth above by notifying the other Party of such new information in writing.

          (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one agreement.

          (c) Binding Effect/Assignment. This Agreement may not be assigned by either Party without the prior written consent of the other Party except that either Party may assign this Agreement without such consent to an acquirer of all or substantially all of that Party’s business or assets; provided, however, that neither Party may assign this Agreement to a direct competitor of the other Party (a “Direct Competitor”) under any circumstances without the prior written approval of the other Party. For purposes of clarity, neither Party shall have the right to prevent or enjoin the other Party from transferring all or substantially all of its assets to any Direct Competitor; rather, the other Party may elect not to approve of any such assignment, in which event this Agreement shall be deemed terminated as of the effective date of any such transaction between a Party and the Direct Competitor. This Agreement will bind and inure to the benefit of each party’s permitted successors and assigns. Any purported transfer, assignment or delegation in violation of the foregoing will be null and void and of no force or effect.

          (d) Survival. The provisions of Sections 6, 8, 11, 12,13,14, 15 and 20 shall survive the expiration or termination of this Agreement.

          (e) Completeness and Modification. This Agreement constitutes the entire understanding between the Parties and supersedes and cancels any and all previous agreements and understandings between the Parties pertaining to the subject matter of this Agreement. This Agreement may be amended, modified, superseded or canceled, and any of its terms, covenants, representations, warranties or conditions may be waived, only in writing signed by duly authorized representatives of both Parties.

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          (f) Waiver. The waiver of a breach of any term or condition of this Agreement shall be deemed to constitute the waiver of any other breach of the same or any other term or condition.

          (g) Severability. The invalidity or unenforceability, in whole or in part, of any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions hereof.

          (f) Choice of Law; Venue. This Agreement shall become valid when executed by both Parties. The Parties agree that this Agreement shall be deemed made and entered into in the State of New York and shall be governed and construed under and in accordance with the laws of the State of New York and applicable Federal Statutes, without giving effect to any conflicts of law principles. Any judicial action or proceeding shall be brought solely in New York County in the state or federal courts therein and the parties hereby consent to personal jurisdiction therein.

          (g) Construction. This Agreement shall be construed within the fair meaning of each of its terms and not against the Party drafting the document.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

VOCUS, INC.		PR NEWSWIRE ASSOCIATION, INC.

By:	/s/ Richard Rudman	By:	/s/ Charles H. Morin

Name:	Richard Rudman	Name:	Charles H. Morin
Title:	President & CEO	Title:	President & CEO

Date:	March 14, 2001	Date:	March 14, 2001

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Exhibit A

Delivery Schedule

The following deliverable due dates are listed from time of execution of this agreement and receipt of initial payment in accordance with Section 10 hereof:

I. US Version with US Data (US v1)

•	4 weeks — US alpha available for PRN testing. Version will be substantially feature complete except for link to PRN and integrated PRN data feed.

•	6 weeks — US beta substantially complete and available for customer testing.

•	8 weeks — US v1 general availability.

II. El Version and US Version with International Data (US v2)

•	15 weeks — El alpha available for PRN testing.

•	Four months — US v2 and El available for customer testing.

•	Five months — US v2 and El general availability.

III. Spanish and German Versions

•	Seven months — Spanish, German versions available for customer beta release

•	Eight months — Spanish, German general availability

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Exhibit B

Application Specifications and Requirements

I. EI product and localized versions of the EI Product

The starting point for the Vocus/PRN EI product and localized versions of the EI product will be the media contact and media outlet sections of Vocus Public Relations including editorial calendars. In addition to the existing features, changes outlined in this exhibit will be incorporated into Vocus Public Relations.

A.	General

•	The application will be available in language specific versions including:

▪	English (US)

▪	English (UK)

▪	Spanish

▪	German

•	Help files and all additional documentation will be added for each version.

•	The application will be available with different data set options including:

º	One country

º	One continent

º	Global

•	The application will allow tiered management of data including:

º	Master Company

º	Business Unit (Company)

º	Group

º	User

User’s will belong to one or many groups and will code relevant data to a group. The following data elements will be coded to groups:

º	Activities

º	Opportunities

º	Lists

•	The home page of the product will add the following:

º	“Communication” section that can be edited by PRN.

º	“Active Lists” section that will allow the user to jump to the results of one of the last five lists used by the user.

º	“Opportunity Reminder” section that will list current opportunities that need to be addressed.

º	“Industry Reports for Media Moves” section.

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•	Add support for integrating with PRN distribution process. This will include distribution based on the journalist’s preference.

•	Add support for Central Data Administrator. System setup will include an option to re-route the change notification to a central data administrator instead of directly to PRN.

•	Add support for integration of PRN’s data feeds.

•	Add support for concurrent licensing.

B.	Entity Specific

•	Media Contacts will have the following changes:

º	Change “BeatCodes” to “Interests”

º	Integrate “OneLink” with Vocus’ “Preferred Delivery Method”

º	Add support for “Positions”.

º	Add support for “Working Language”.

º	Add support for “Active Language”.

•	Media Outlets will the following changes:

º	Integrate “Org Type” with Vocus’ “Media Outlet Type”.

º	Integrate “Interests” with Vocus’ “Subject”.

º	Add support for “Frequency”.

º	Add support for “Area of Coverage”.

º	Add support for “Publication Language”.

º	Add support for select Preferred Contacts based on “Position”.

º	Add support for “Profile”.

º	Add support for “Working Language”.

º	Add support for “Active Language”.

º	Add support for “Newspaper Frequency” (days, evenings, etc.),

º	Add support for “Distribution” (free, paid, membership).

º	Add support for “Nationality”.

º	Add support for “Org Accepts Press Releases” (Yes/No).

•	Ed Cats will have the following changes:

º	Support addition/modification of editorial calendars.

º	Add support for linking Media Contacts.

º	Add support for Lists.

º	Add support for linking Activity.

º	Add support for “Lead Time”.

º	Add support for “Copy Deadline”.

º	Add support for user to override default linked Media Contact.

C.	Entity Searches

•	Entities supplied by Data Research will have the following changes:

º	Support for searching while ignoring accented data.

•	Entities supporting addresses will have the following changes:

º	Support for searching by “Postal Code” ranges.

º	Support for searching by “Continent”.

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º	Support for searching by “Region”.

º	Support for searching by “Country”.

º	Support for searching in the UK by the following:

▪	County

▪	TV Region

▪	DTI Area

▪	Geographic Area

•	Media Contact Searching will have the following changes:

º	Support for searching by “Position”.

º	Support for searching for Media Contacts who are linked to an Editorial Calendar.

º	Enhance “Preferred Delivery Type” search to support “OneLink”.

º	Add support for searching for “Has/Has Not’’ Edcals.

•	Media Outlet Searching will have the following changes:

º	Support for searching by “Frequency”.

º	Support for searching by “Area of Coverage”.

º	Enhance “Preferred Delivery Type” to support “OneLink”.

º	Support for searching by “Interest Code”.

º	Support for searching by “Publication Language”.

º	Support for searching by “Profile”.

º	Add support for searching for “Has/Has Not” Edcals.

•	Ed Cal Searching will have the following changes:

º	Add support for searching by “Lists”.

º	Add support for searching by Media Contact.

1.	Entity Results

•	Add support for providing List Name in the results if it can be determined.

•	In the Preferred Contact results allow user to override preferred contact.

D.	Additional Reports

•	Administration Reports:

º	Contact Interests List

º	Sys admin: Locked Records — Contacts

º	Sys admin: Contacts Missing Basic Info

º	Sys admin: Users and Groups

º	Sys admin: Groups and Lists

º	Organization Interests List

º	Organization Type List

º	Organization Frequency List

º	Organization Coverage List

º	Sys Admin: Basic Usage Pattern

º	Sys Admin: Users Logged In

º	Sys Admin: Reports Report

º	Sys Admin: Pending Transactions

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•	Contact Reports:

º	Contact Summary

º	Contact Found Selection

º	Contact Chase List with Telephone and Fax

º	Contact List with Address, Telephone, Fax, Email

º	Contact List with Address, Telephone, Fax, Email and Notes — Current User Group

º	Contact List with Address, Telephone, Fax, Email and Notes — All Groups User Is In

º	Detailed Report — Includes Contact & Profile, Organisation Detail including Address, Telephone, Fax, URL and Profile

º	Contact Chase List with Telephone, Fax and Interests

º	Contact List with Address, Telephone, Fax, Email and Tasks

º	Task List Sorted by Task

º	Task List Sorted by Due Date

º	Contact List with Address, Telephone, Fax, Email, Interests and Lists

º	Summary with Addresses and all Emails

º	Contact List Index — Current Group

º	Contact List Index — All Groups

º	Contact List Index with Description — All Groups

º	Organisation Summary with Circulation and Frequency

º	Summary with Circulation

º	Contact Summary with Org Circulation

º	Chase List with Circulation

º	Contact list with circulation, address, phone & fax

•	Labels

º	Avery 5160/5260 - 30 Up (10 x 3)

º	Avery 51622 / 5262 - 14 Up (7 x 2)

º	Avery 51623 / 75263 - 10 Up (5 x 2)

º	8 Up (4x2)

º	6 1/2” x 3 5/8 Envelope

º	9 7/8” x 7 1/8 Envelope

º	4” x 1 7/16 x 1 (7 x 1)

º	Avery L7160 3 x 7

º	Avery L7161 3 x 6

º	Avery L7162 2 x 8

º	Avery L7163 2 x 7

º	Avery L7164 3 x 4

º	Avery L7165 2 x 4

º	Avery L7551 5 x 13

º	Avery L7562 2 x 8

º	Avery L7563 2 x 7

º	Avery L7565 2 x 4

º	Envelope 10

º	Avery L7173 2 x 5

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II. United States Product

The Vocus/PRN product to be developed by Vocus for sale in the United States shall substantially replicate the media management portion of the existing Vocus Public Relations product. This shall include the ability for users of the product to search the journalist database, create distribution lists based upon those search results and distribute to those lists. Editorial Calendars will also be available as an add-on module. Other functional requirements include:

1.	Ability for customers to enter their own data, merge it with data researched through the database and save and edit their media lists.

2.	All distribution through the application shall be through PR Newswire’s existing communications systems. This requires the application to provide the necessary output to interface with the PRN system in terms of creating distribution lists and transferring press releases to be distributed through that system.

3.	All distribution out of the application shall be based upon the individual journalists’ preference for receiving press release information (fax, email, mail).

4.	Users of the system shall have the ability to order PR Newswire’s standard wire distribution offerings and the applications shall have the ability to deliver to PR Newswire these press releases along with the appropriate distribution orders.

5.	The application shall include the media data that the individual customer subscribes to. This data shall be available in units to include, at minimum: U.S., Europe, Asia, Latin America, Canada and a single global data package.

6.	The home page of the application will list PRN support hours around the world

7.	Automated updating of stored lists when updates are made to the PRN Global Media Database.

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Exhibit C

Service Level Agreement

The following service level agreement applies to the U.S. data that will be gathered and updated by PRN and delivered to the Vocus database for use by Vocus Public Relations customers.

At the time of transfer of the Vocus Public Relations product to the PR Newswire data, that data shall contain no less that 77,000 outlets and 250,000 unique journalists. Future data standards shall be mutually determined by both parties based upon market research, customer feedback and competitive intelligence.

Individual outlets in the PR Newswire database shall include at least one contact record.

All outlets shall be assigned at least one subject code and all journalists shall be assigned at least one beat code. Both parties shall agree on a common classification scheme and shall participate in development of a transfer mechanism to translate PRN’s existing classification scheme into Vocus1 coding.

The title field for each contact shall be self-reported by that contact or a spokesperson for that media outlet. No abbreviations or fabricated titles shall be used.

PRN will make is best efforts to collect profiles for both outlets and individuals contacts.

Parent/bureau relationship shall be maintained for outlets.

All email addresses and fax numbers entered shall represent the receiving preferences of the individual contacts.

Official masthead names shall be used for all outlets. Nicknames, abbreviations and unnecessary city names shall not be included.

Area code changes as maintained by the North American Number Planning Administration shall be made to all records at least 30 days prior to the end permissive date when the old area code will no longer function.

Each outlet in the database shall be contacted at least once every six months for the purpose of verifying and updating all fields pertaining to the outlet and the individual contacts.

Fax numbers and e-mail addresses shall be verified at least twice per year.

All valid requests to add outlets or contacts shall be accepted. The two Parties shall mutually agree on a definition of a valid request.

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PRN shall use commercially reasonable efforts to have all such requests researched and entered into the database within 24 hours during regular business days.

Any rejected requests or delays in processing requests shall be communicated to the Vocus customer support staff to be relayed to the customer.

Data updates shall be posted nightly according to the format and transmission procedures mutually agreed upon and developed by both parties.

ID change entries shall be made for all new/duplicate records and included in the daily update the same day the entry is updated.

PRN shall use its best efforts to obtain additional information requested by Vocus on behalf of its customers as part of research requests.

PRN shall use its best efforts to verify and enter into the database any lists supplied by Vocus customers within two weeks after receiving such lists. In the event that this process takes more than two weeks, Vocus shall be notified.

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Exhibit D

Direct Competitors of PRN

The entities listed below will be considered direct competitors of PRN for the purposes of this Agreement. Additions may be made to this list at any time upon mutual agreement by PRN and Vocus.

Business Wire
Internet Wire
M2 Wire
Media Link
Bacon’s
Burelle’s
Luce
Media Map
Prime Zone
Enews.com
Enewsrelease.com
Pressline
Canada Corporate News
Press Access
CCBN
StreetFusion
Shareholder.com
Orbis
On24
On The Scene